EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Willamette Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8, to be filed on or about January 17, 2001, to register 2,000,000 shares of Willamette Industries, Inc., common stock in relation to the Willamette Industries Stock Purchase Plan, of our report dated February 10, 2000, relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999, annual report on Form 10-K of Willamette Industries, Inc.

We also consent to the incorporation by reference in the Form S-8 referred to above, of our report dated May 12, 2000 relating to the statements of net assets available for benefits of the Willamette Industries Stock Purchase Plan as of December 30, 1999 and 1998, and the related statements of changes in net assets available for benefits and supplemental schedules referred to in our report, which report appears in the December 30, 1999 annual report on Form 11-K of the Willamette Industries Stock Purchase Plan.



/s/ KPMG LLP

Portland, Oregon
January 17, 2001